Exhibit 4.4

FORM OF PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (this “Security Agreement”) is entered into as of                 , 2011 by and among GWG Holdings, Inc., a Delaware corporation (“Holdings”), GWG Life Settlements, LLC, a Delaware limited liability company (“GWG Life,” and referred to collectively with Holdings as the “Entity Grantors”), Jon R. Sabes and Steven F. Sabes (collectively, the “Individual Grantors,” and referred to collectively with the Entity Grantors as the “Grantors”), and Bank of Utah in its capacity as indenture trustee under the Indenture (defined below) and collateral trustee hereunder (the “Trustee”) for the benefit of the Holders (as defined in the Indenture).

INTRODUCTION

The Entity Grantors and the Trustee are parties to that certain Indenture of approximately even date herewith (as the same may be amended or supplemented from time to time, the “Indenture”). The Grantors are entering into this Security Agreement in order to secure the obligations owing in respect of Securities offered and sold under the Indenture (the “Secured Obligations”). The Trustee serves as indenture trustee under the Indenture and agrees to serve as collateral trustee hereunder for the benefit of the Holders of all Securities issued under the Indenture.

NOW THEREFORE, the Grantors and the Trustee hereby agree as follows:

Article 1

Definitions

1.1. Terms Defined in the Indenture. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Indenture.

1.2. Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Security Agreement shall have the meanings assigned to such terms in the UCC. In this regard, the following capitalized terms used in this Security Agreement shall have the meanings set forth in the UCC: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Securities Account, and Supporting Obligations.

1.3. Other Definitions. As used in this Security Agreement, and in addition to the terms defined elsewhere in this Security Agreement, the following terms shall have the following meanings:

“Collateral” means all of the assets of the Entity Grantors, including but not limited to Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, letters of credit, Letter-of-Credit Rights, Securities Accounts, Pledged Deposits, Supporting Obligations, wherever located, in which any Entity Grantor now has or hereafter acquires any right or interest, and the proceeds (including but limited to as set forth in the definition of Equity Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto.

“Collateral Documents” has the meaning set forth in the Indenture.

“Default” means an event described in Section 6.1.

“Equity Collateral” shall mean all of the common stock held by Jon R. Sabes and Steven F. Sabes in Holdings, together with all rights and Equity Rights related thereto.

“Equity Rights” means any securities, dividends, instruments or other distributions and any other right or property which any Grantor shall become entitled to receive for any reason whatsoever with respect to, or in substitution or exchange for, any Collateral or Equity Collateral, as applicable; excluding, however, at any particular point in time, any such property that shall have already been distributed and received by an Individual Grantor on account of Equity Collateral.

“Governmental Authority” means any country or nation, or any state or other political subdivision thereof or any entity exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to government.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Entity Grantors or (b) the validity or enforceability of this Agreement or the Indenture or the rights or remedies of the Trustee and/or the Holders thereunder.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or Governmental Authority.

“Pledged Collateral” means, collectively, the Collateral of the Entity Grantors and the Equity Collateral of the Individual Grantors pledged pursuant to this Security Agreement.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which an Entity Grantor may from time to time designate as pledged to the Trustee or to any secured party as security for any Secured Obligations, and all rights to receive interest on said deposits.

“Pledged Securities” means (i) the equity securities comprising the Equity Collateral owned by the Individual Grantors, and (ii) any other equity interests comprising Collateral that are owned by any Entity Grantor.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Registration Statement” has the meaning set forth in the Indenture.

“Securities” has the meaning set forth in the Indenture.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Article 2

Grant of Security Interest and Pledge

2.1. Grant by Entity Grantors. To secure the prompt and complete payment and performance of the Secured Obligations, the Entity Grantors hereby pledge, assign and grant to the Trustee, on behalf of and for the benefit of the Holders, a security interest in all of each such Entity Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to the Collateral.

2.2. Grant by Individual Grantors. To secure the prompt and complete payment and performance of the Secured Obligations, the Individual Grantors hereby pledge the Equity Collateral to the Trustee, on behalf of and for the benefit of the Holders.

Article 3

Representations and Warranties of Entity Grantors

The Entity Grantors jointly and severally represent and warrant to the Trustee as follows:

3.1. Title, Authorization, Validity and Enforceability. Each Entity Grantor has good and valid rights in or the power to transfer the Collateral owned by it and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 5.1.4. Each Entity Grantor has full corporate or limited liability company power and authority to grant to the Trustee the security interest in the Collateral pursuant hereto. The execution and delivery by each Entity Grantor have been duly authorized by proper corporate and limited liability company proceedings, as applicable. This Security Agreement constitutes a legal, valid and binding obligation of each Entity Grantor and creates a security interest which is enforceable against such Entity Grantor in all Collateral it now owns or hereafter acquires, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing.

3.2. No Conflicts or Violation. Neither the execution and delivery by any Entity Grantor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof, will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Entity Grantor, (ii) such Entity Grantor’s certificate of incorporation or formation, limited liability company agreement or by-laws (or similar documents, as applicable), or (iii) the provisions of any indenture, instrument or agreement to which such Entity Grantor is a party or is subject, or by which it or its property may be bound or affected, or conflict with or constitute a default thereunder, or result in or require the creation or imposition of any Lien in or on the property of such Entity Grantor pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Trustee on behalf of the Holders).

3.3. Offices. The Entity Grantors’ mailing address and the principal location of their place of business or chief executive office is 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402.

3.4. Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper owned by each Entity Grantor are and will be correctly stated in all books and records of such Entity Grantor relating thereto.

3.5. No Financing Statements or Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming any Entity Grantor as debtor has been filed or is of record in any jurisdiction except financing statements (i) naming the Trustee on behalf of the Holders as the secured party and (ii) in respect of Liens permitted by the Indenture or under Section 5.1.4.

3.6. Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body required for the due execution, delivery or performance by the Entity Grantors of their respective obligations under the Indenture or any Collateral Documents remains unobtained or unfulfilled.

3.7. Compliance with Laws.

3.7.1 Each of the Entity Grantors is in material compliance with the requirements of all applicable laws, a breach of any of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.7.2 No Entity Grantor has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary for the ownership of its properties or the conduct of its business, which failure could reasonably be expected to have a Material Adverse Effect.

3.7.3 Each Entity Grantor has complied with all licensure requirements in each state in which it is required to be specifically registered as a purchaser, owner or servicer of life insurance policies.

3.8. No Proceedings. There is no order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority to which any Entity Grantor is subject, and there is no action, suit, arbitration, regulatory proceeding or investigation pending, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality, against any Entity Grantor or its direct or indirect subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Furthermore, there is no action, suit, arbitration, regulatory proceeding or investigation pending, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (A) asserting the invalidity of the Indenture or any Collateral Documents, (B) seeking to prevent the issuance of the Securities or the consummation of the transactions contemplated by the Indenture or the Registration Statement, or (C) seeking to adversely affect the federal income tax attributes of any Entity Grantor.

3.9. Investment Company Act, Etc. No Entity Grantor is an “investment company” within the meaning of the Investment Company Act of 1940; or a “holding company” or “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

3.10. Accuracy of Information. All information heretofore furnished by or on behalf of any Entity Grantor in connection with the Collateral Documents, or any transaction contemplated thereby, is true and accurate in all material respects (without omission of any information necessary to prevent such information from being materially misleading).

3.11. No Material Adverse Change. Since December 31, 2010, there has been no material adverse change in the financial condition, business or operations (taken as a whole) of any Entity Grantor with respect to its ability to perform its obligations under the Indenture or any Collateral Documents.

3.12. Trade Names and Subsidiaries. Neither Entity Grantor has used any other names, trade names or assumed names for the six-year period preceding the date of this Security Agreement (other than Holdings, which prior to June 12, 2011 had existed under the name GWG Holdings, LLC). Neither Entity Grantor has any subsidiaries or owns or holds, directly or indirectly, any equity interest in any other entity, except as follows: (i) Holdings holds a direct equity interest in GWG Life, GWG Member, LLC (a Delaware limited liability company), GWG Broker Services, LLC (a Delaware limited liability company), and indirect equity interests in GWG DLP Funding II, LLC (owned by GWG Life), an associated master trust under the name of GWG DLP Master Trust II (owned by GWG DLP Funding II, LLC), and The Life Insurance Elite Fund (owned by GWG Member, LLC); and (ii) GWG Life owns a direct equity interest in GWG DLP Funding II, LLC, and an indirect equity interest in an associated master trust under the name of GWG DLP Master Trust II (owned by GWG DLP Funding II, LLC).

Article 4

Representations and Warranties of Individual Grantors

Each Individual Grantor, severally but not jointly, hereby represents and warrants to the Trustee as follows:

4.1. Title, Authorization, Validity and Enforceability. Each Individual Grantor has good and valid rights in or the power to transfer the Equity Collateral owned by it and title to the Equity Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 5.1.4. This Security Agreement constitutes a legal, valid and binding obligation of each Individual Grantor and creates a security interest which is enforceable against such Individual Grantor in all Equity Collateral it now owns or hereafter acquires.

4.2. No Conflicts or Violation. Neither the execution and delivery by any Individual Grantor of this Security Agreement, the creation and perfection of the security interest in the Equity Collateral granted hereunder, nor compliance with the terms and provisions hereof, will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Individual Grantor, or (ii) the provisions of any indenture, instrument or agreement to which such Individual Grantor is a party or is subject, or by which such Individual Grantor or any of the Equity Collateral may be bound or affected, or conflict with or constitute a default thereunder, or result in or require the creation or imposition of any Lien in or on such Equity Collateral pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Trustee on behalf of the Holders).

4.3. Accuracy of Information. All information heretofore furnished by or on behalf of any Individual Grantor in connection with the Collateral Documents, or any transaction contemplated thereby, is true and accurate in all material respects (without omission of any information necessary to prevent such information from being materially misleading).

Article 5

Covenants of the Grantors

From the date of this Security Agreement and thereafter until this Security Agreement is terminated, each of the Grantors agrees:

5.1. General.

5.1.1 Inspection. Each Grantor will permit the Trustee (i) to inspect the Pledged Collateral, (ii) to examine and make copies of the records of such Grantor relating to the Pledged Collateral and (iii) to discuss the Pledged Collateral and the related records of such Grantor with, and to be advised as to the same by, such Grantor’s officers and employees, all at such reasonable times and intervals as the Trustee may determine, upon reasonable notice by the Trustee to such Grantor and all at such Grantor’s expense.

5.1.2 Records and Reports; Notice of Default. Each Grantor shall keep and maintain complete, accurate and proper books and records with respect to the Pledged Collateral owned by such Grantor, and furnish to the Trustee, such reports relating to the Pledged Collateral as the Trustee shall from time to time reasonably request. Each Grantor will give prompt notice in writing to the Trustee of the occurrence of any Default under Section 6.1 and of any other development, financial or otherwise, which could reasonably be expected to materially and adversely affect the Pledged Collateral.

5.1.3 Financing Statements. Each Grantor hereby authorizes the Trustee to file, and if requested will execute and deliver to the Trustee, all financing statements reasonably describing the Pledged Collateral owned by such Grantor and other documents and take such other actions as may from time to time reasonably be requested by the Trustee, subject in all cases to Liens permitted under the Indenture and any Collateral Documents, or any other agreement describing the rights of the Trustee (on behalf of the Holders) relative to other creditors of some or all of the Grantors.

5.1.4 Liens. No Grantor will create, incur, or suffer to exist any Lien on the Pledged Collateral owned by such Grantor except Liens (i) permitted pursuant to the Indenture this Security Agreement and/or any intercreditor agreement, or any other agreement describing the rights of the Trustee relative to other creditors of some or all of the Grantors, and (ii) created under any debt or obligation senior in right of payment or priority or pari passu in right of payment or priority, and (iii) disclosed to Trustee promptly.

5.1.5 Disposition of Collateral Outside Ordinary Course. No Entity Grantor is authorized to sell or otherwise dispose of the Collateral outside of the ordinary course of business unless consented to by the Trustee, with the consent or at the direction of the Holders of at least a majority in principal amount of the then-outstanding Securities. No Individual Grantor is authorized to sell or otherwise dispose of the Equity Collateral outside of the ordinary course of business (unless consented to by the Trustee with such consent not to be unreasonably withheld, or unless consented to be the Trustee with the consent or at the direction of the Holders of at least a majority in principal amount of the then-outstanding Securities). In this regard, the “ordinary course of business” means any private or public resale of the Equity Collateral initiated by an Individual Grantor in an amount that does not cause the remaining Equity Collateral to represent less than 10% of the Equity Collateral held by the Individual Grantor as of the date of this Security Agreement.

5.1.6 Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. Each Entity Grantor will: (a) preserve its existence and entity structure as in effect on the date of this Security Agreement; (b) not change its name or jurisdiction of organization; (c) not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified in Section 3.3; unless, in each such case, such Entity Grantor shall have given the Trustee not less than ten days’ prior written notice of such event or occurrence and the Trustee shall have either (x) determined in good faith that such event or occurrence will not adversely affect the validity, perfection or priority of the Trustee’s security interest in the Collateral, or (y) taken such steps (with the cooperation of such Grantor to the extent necessary or advisable) as are necessary or advisable to properly maintain the validity, perfection and priority of the Trustee’s security interest in the Collateral owned by such Entity Grantor.

5.2. Certificated and Uncertificated Securities. Upon request, each Grantor will deliver to the Trustee immediately upon execution of this Security Agreement the originals of all Pledged Securities (to the extent certificated) and Instruments constituting Pledged Collateral (if any then exist). In addition, each Grantor will permit the Trustee from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of securities not represented by certificates which are Pledged Collateral owned by such Grantor to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of securities not represented by certificates and all replacements thereof to reflect the Lien of the Trustee granted pursuant to this Security Agreement.

5.3. No Interference. Each Grantor agrees that it will not interfere with any right, power and remedy of the Trustee provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Trustee of any one or more of such rights, powers or remedies.

Article 6

Default and Remedies

6.1. Default. The occurrence of any one or more of the following events shall constitute a Default:

6.1.1 Any representation or warranty made by or on behalf of any Grantor under this Security Agreement shall be materially false as of the date on which made;

6.1.2 The breach by any Grantor of any of the terms or provisions of Article 8;

6.1.3 The breach by any Grantor (other than a breach which constitutes a Default under Sections 6.1.1, 6.1.2 or 6.1.4) of any of the terms or provisions of this Security Agreement which breach is not remedied or not begun to have been remedied within 30 days after the giving of written notice to such Grantor by the Trustee; or

6.1.4 The occurrence of any “Event of Default” under, and as defined in, the Indenture.

6.2. Remedies. Upon the occurrence of a Default hereunder, the Trustee may, and at the direction of the Holders of at least a majority in principal amount of the then-outstanding Securities shall, exercise any or all of the following rights and remedies (subject in all cases to any provisions, in favor of any debt that is senior in right of payment or priority, contained in the Indenture, this Security Agreement or any other Collateral Documents):

6.2.1 Those rights and remedies provided in this Security Agreement and the Indenture.

6.2.2 Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Pledged Collateral) or under any other applicable law (including without limitation any law governing the exercise of a right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

6.2.3 Without notice (except as specifically provided in Section 10.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Entity Grantor where any Collateral is located to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises of elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Trustee may deem commercially reasonable.

6.2.4 Concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Trustee was the outright owner thereof.

The Trustee, on behalf of the Holders, may comply with any applicable state or federal law requirements in connection with a disposition of the Pledged Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Pledged Collateral. The Trustee shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Trustee and the Holders, the whole or any part of the Pledged Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

Until the Trustee is able to effect a sale, lease, or other disposition of Pledged Collateral, the Trustee shall have the right to hold or use Pledged Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Pledged Collateral or its value or for any other purpose deemed appropriate by the Trustee. The Trustee may, if it so elects, seek the appointment of a receiver or keeper to take possession of Pledged Collateral and to enforce any of the Trustee’s remedies (for the benefit of the Trustee and Holders), with respect to such appointment without prior notice or hearing as to such appointment.

Notwithstanding the foregoing, neither the Trustee nor any Holder shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Pledged Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Pledged Collateral or any guarantee of the Secured Obligations or to resort to the Pledged Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Pledged Collateral.

Each Grantor recognizes that the Trustee may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with this Section 6.2. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Trustee shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

6.3. Grantors’ Obligations Upon Default. Upon the request of the Trustee after the occurrence of a Default, each Grantor will (subject in all cases to any provisions in favor of any debt that is senior in right of payment or priority contained in the Indenture, this Security Agreement or any other Collateral Documents):

6.3.1 Assemble and make available to the Trustee the Pledged Collateral and all books and records relating thereto at any place or places specified by the Trustee;

6.3.2 Permit the Trustee, by the Trustee’s representatives and agents, to enter, occupy and use any premises where all or any part of the Pledged Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Pledged Collateral, or the books and records relating thereto, or both, to remove all or any part of the

Pledged Collateral, or the books and records relating thereto, or both, and to conduct sales of the Pledged Collateral, without any obligation to pay the Grantor for such use and occupancy; and/or

6.3.3 Take, or cause an issuer of Pledged Securities to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Trustee to consummate a public sale or other disposition of such Pledged Securities.

Article 7

Waivers, Amendments and Remedies

No delay or omission of the Trustee or any secured party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Trustee and each Grantor. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Trustee and the Holders until the Secured Obligations have been paid in full.

Article 8

Proceeds; Collection of Receivables

8.1. Collection of Receivables. Subject to any provisions of the Indenture, this Security Agreement or any other Collateral Documents, including any intercreditor agreement or other agreement describing the rights of the Trustee relative to other creditors of some or all of the Grantors, the Trustee may at any time after the occurrence and during the continuation of a Default, by giving each Grantor written notice, elect to require that any Receivables be paid directly to the Trustee for the benefit of the Holders. In such event, each Entity Grantor shall, and shall permit the Trustee to, promptly notify the account debtors or obligors under the Receivables owned by such Entity Grantor of the Trustee’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Receivables directly to the Trustee. Upon receipt of any such notice from the Trustee, each Entity Grantor shall thereafter hold in trust for the Trustee, on behalf of the Holders, all amounts and proceeds received by it with respect to the Receivables and immediately and at all times thereafter deliver to the Trustee all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Trustee shall hold and apply funds so received as provided by the terms of Sections 8.2 and 8.2.

8.2. Special Collateral Account. Subject in all cases to any provisions of the Indenture, this Security Agreement or any other Collateral Documents, including any intercreditor agreement or other agreement describing the rights of the Trustee relative to other creditors of some or all of the Grantors, after the occurrence and during the continuation of a Default, the Trustee may require all future cash proceeds of the Pledged Collateral to be deposited in a special non-interest-bearing cash collateral account with the Trustee and held there as security for the Secured Obligations. No Grantor shall have any control whatsoever over said cash collateral account. The proceeds of the Pledged Collateral shall be applied by the Trustee to payment of the Secured Obligations as provided under the Indenture.

Article 9

The Trustee

9.1. Collateral Trustee. Bank of Utah has been appointed collateral trustee for the Holders hereunder. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Trustee hereunder is subject to the terms of the delegation of authority made by the Holders to the Trustee pursuant to the Indenture, and that the Trustee has agreed to act (and any successor Trustee shall act) as such hereunder only on the express conditions contained in the Indenture and this Article 9. Any successor Trustee appointed pursuant to the Indenture shall be entitled to all the rights, interests and benefits of the Trustee hereunder.

9.2. No Implied Duty. The Trustee will not have any fiduciary duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Security Agreement and the Indenture. The Trustee will not be required to take any action that is contrary to applicable law or any provision of this Security Agreement and the Indenture.

9.3. Appointment of Agents and Advisors. The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors selected by it in good faith as it may reasonably require and will not be responsible for any misconduct or negligence on the part of any of them.

9.4. Solicitation of Instructions.

9.4.1 The Trustee may at any time solicit written confirmatory instructions, or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Security Agreement or the Indenture.

9.4.2 No written direction given to the Trustee that in the sole judgment of the Trustee imposes, purports to impose or might reasonably be expected to impose upon the Trustee any obligation or liability not set forth in or arising under this Security Agreement, or the Indenture will be binding upon the Trustee unless the Trustee elects, at its sole option, to accept such direction.

9.5. Limitation of Liability. The Trustee will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under the Indenture, except for its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction.

9.6. Entitled to Rely. The Trustee may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith, and upon any certification, instruction, notice or other writing delivered to it by any of the Grantors in compliance with the provisions of this Security Agreement or the Indenture, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Trustee may act in reliance upon any instrument comporting with the provisions of this Security Agreement or the Indenture, or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the Indenture has been duly authorized to do so.

9.7. Actions by Trustee. As to any matter not expressly provided for by this Agreement, or the Indenture, the Trustee will act or refrain from acting as directed by the Holders of at least a majority in principal amount of the then-outstanding Securities, and will be fully protected if it does so, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on the Holders.

9.8. Security or Indemnity in favor of the Trustee. The Trustee will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

9.9. Rights of the Trustee. In the event there is any bona fide, good faith disagreement between the other parties to this Security Agreement or the Indenture resulting in adverse claims being made in connection with Pledged Collateral held by the Trustee, and the terms of this Security Agreement or the Indenture do not unambiguously mandate the action the Trustee is to take or not to take in connection therewith under the circumstances then existing, or the Trustee is in doubt as to what action it is required to take or not to take hereunder or under the Indenture, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by a request signed by all the parties hereto entitled to give such direction or by order of a court of competent jurisdiction.

9.10. Limitations on Duty of Trustee in Respect of Collateral.

9.10.1 Beyond the exercise of reasonable care in the custody of Pledged Collateral in its possession, the Trustee will have no duty as to any Pledged Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Pledged Collateral. The Trustee will be deemed to have exercised reasonable care in the custody of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which it accords its own property, and the Trustee will not be liable or responsible for any loss or diminution in the value of any of the Pledged Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

9.10.2 The Trustee will not be responsible for the existence, genuineness or value of any of the Pledged Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Pledged Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Pledged Collateral or any agreement or assignment contained therein, for the validity of the title of the Grantors to the Pledged Collateral, for insuring the Pledged Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Pledged Collateral. The Trustee hereby disclaims any representation or warranty to the present and future Holders concerning the perfection of the Liens granted hereunder or in the value of any of the Pledged Collateral.

Article 10

General Provisions

10.1. Notice of Disposition of Pledged Collateral; Etc. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Pledged Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Entity Grantors, addressed as set forth in Section 3.3, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Trustee or any secured party arising out of the repossession, retention or sale of the Pledged Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Trustee or such secured party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Trustee or any other secured party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Pledged Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Pledged Collateral.

10.2. Limitation on Duties with Respect to Pledged Collateral. The Trustee shall have no obligation to clean-up or otherwise prepare the Pledged Collateral for sale. The Trustee and each secured party shall use reasonable care with respect to the Pledged Collateral in its possession or under its control. Neither the Trustee nor any secured party shall have any other duty as to any Pledged Collateral in its possession or control or in the possession or control of any agent or nominee of the Trustee or such other secured party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

10.3. Performance of Grantor’s Obligations. Without having any obligation to do so, the Trustee may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and such Grantor shall reimburse the Trustee for any reasonable amounts paid by the Trustee pursuant to this Section. Each Grantor’s obligation to reimburse the Trustee pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

10.4. Authorization to Take Certain Action. Each Grantor irrevocably authorizes the Trustee at any time and from time to time in the sole discretion of the Trustee and appoints the Trustee as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Trustee’s sole discretion to perfect and to maintain the Trustee’s security interest in the Collateral, (ii) to endorse and collect any future cash proceeds of the Pledged Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Pledged Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Trustee in its sole discretion deems necessary or desirable to maintain the Trustee’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral owned by such Grantor and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Trustee Control over such Securities or other Investment Property, (v) subject to the terms hereof, to enforce payment of the Instruments, Accounts and Receivables in the name of the Trustee or such Grantor, (vi) to apply the future proceeds of any Pledged Collateral received by the Trustee to the Secured Obligations as provided in Article 8 and (vii) to discharge past-due taxes, assessments, charges, fees or Liens on the Pledged Collateral (except for such Liens as are specifically permitted hereunder or under the Indenture), and each Grantor agrees to reimburse the Trustee on demand for any reasonable payment made or any reasonable expense incurred by the Trustee in connection therewith, provided that this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Indenture.

10.5. Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 5.1.4, 5.1.5 or 6.3 or in Article 8 will cause irreparable injury to the Trustee and the Holders, that the Trustee and the Holders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Trustee or the Holders, to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 10.5 shall be specifically enforceable against the Grantors.

10.6. Use and Possession of Certain Premises. Upon the occurrence of a Default (but subject to any provisions of the Indenture, this Security Agreement or any other Collateral Documents, including any intercreditor agreement or other agreement describing the rights of the Trustee relative to other creditors of some or all of the Grantors), the Trustee shall be entitled to occupy and use any premises owned or leased by the Grantors where any of the Pledged Collateral or any records relating to the Pledged Collateral are located until the Secured Obligations are paid or the Pledged Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Grantor for such use and occupancy.

10.7. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors, or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

10.8. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Trustee and the Holders and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Grantors shall not have the right to assign their rights or delegate their obligations under this Security Agreement or any interest herein, without the prior written consent of the Trustee. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Trustee, for the benefit of the Trustee and the Holders, hereunder.

10.9. Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

10.10. Taxes and Expenses. Any taxes payable or ruled payable by a federal or state authority in respect of this Security Agreement shall be paid by the Grantors, together with interest and penalties, if any. The Grantors shall reimburse the Trustee for any and all reasonable out-of-pocket expenses and internal charges (including the fees, charges and disbursements of one U.S. counsel paid or incurred by the Trustee in connection with the collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

10.11. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

10.12. Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Indenture has terminated pursuant to its express terms and (ii) all of the Secured Obligations have been indefeasibly paid in cash and performed in full.

10.13. Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Grantors and the Trustee relating to the Pledged Collateral and supersedes all prior agreements and understandings among the Grantors and the Trustee relating to such Pledged Collateral.

10.14. Governing Law; Jurisdiction; Waiver of Jury Trial.

10.14.1 THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICTS-OF-LAW PROVISIONS.

10.14.2 Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state courts sitting in Hennepin County, Minnesota, and of the United States District Court of the District of Minnesota, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Security Agreement or the Indenture, or for recognition or enforcement of any judgment, and each Grantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state or, to the extent permitted by law, in such federal court. Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Security Agreement or the Indenture shall affect any right that the Trustee, the Holders may otherwise have to bring any action or proceeding relating to this Security Agreement or the Indenture against any Grantor or its properties in the courts of any jurisdiction.

10.14.3 Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or the Indenture in any court referred to in Section 10.14.2. Each Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.14.4 Each party to this Security Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.17 of this Security Agreement, and each of the Grantors hereby appoints Holdings as its agent for service of process. Nothing in this Security Agreement or the Indenture will affect the right of any party to this Security Agreement to serve process in any other manner permitted by law.

10.14.5 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE INDENTURE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER GRANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER GRANTOR WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER GRANTORS HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER COLLATERAL DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15. Severability. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

10.16. Counterparts; Delivery. This Security Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Security Agreement.

10.17. Notices. Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 13.2 of the Indenture. Any party may change its address for service of notice upon it by a notice in writing to the other parties as described in Section 13.2 of the Indenture.

10.18. Conflicts with Indenture. In the event of any direct conflict between the provisions of this Security Agreement and the provisions of the Indenture, including without limitation any direct conflict relating to (i) the rights and remedies (or the limitations upon such rights and remedies) of the Holders upon a Default or (ii) the subordination provisions contained in the Indenture (whether in Article 10 of the Indenture or otherwise), the provisions of the Indenture shall control.

*        *        *        *        *

IN WITNESS WHEREOF, each of the Grantors and the Trustee have executed this Security Agreement as of the date first above written.

GRANTORS:	GWG HOLDINGS, INC.

By:
Name:
Title:

GWG LIFE SETTLEMENTS, LLC

By:
Name:
Title:

JON R. SABES

STEVEN F. SABES

TRUSTEE:	BANK OF UTAH

By:
Name:
Title:

Signature Page – Pledge and Security Agreement